FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS MAY SALES

Secaucus, New Jersey – June 4, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $101.7 million for the four-week period ended May 30, 2009, a 7% decrease compared to net sales of $109.4 million for the four-week period ended May 31, 2008.  Comparable retail sales, which include online sales, declined 9% in May 2009 following a 12% increase for the same period last year. During May 2009, comparable store sales declined 9% in the U.S. and declined 7% in Canada, and online sales increased 1%.

The Company opened four stores during May 2009.

	May		Fiscal Year-to-Date
	2009	2008	2009	2008
Net Sales:
- In Millions	$101.7	$109.4	$503.6	$509.6
- Change vs. Year Ago	-7%	+19%	-1%	+14%
Comparable Retail Sales:
- Change vs. Year Ago	-9%	+12%	-1%	+7%

In conjunction with today’s May sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, June 11, 2009.   To access the call, please visit the Investor Relations section of the Company’s website at http://www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of May 30, 2009, the Company owned and operated 926 The Children’s Place stores and an online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
                         Jane Singer, Vice President, Investor Relations, (201) 453-6955

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